Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-280186 on Form S-3 and Registration Statement No. 333-280146 on Form S-8 of our reports dated March 6, 2026, relating to the financial statements of Mammoth Energy Services, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Oklahoma City, Oklahoma
March 6, 2026